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[LOGO] Prudential                                                      EXHIBIT 6
                                              Prudential Vector Healthcare Group
                                              Prudential Securities Incorporated
                                              1751 Lake Cook Road
                                              Deerfield, IL 60015
                                              Tel 847 940-1970 Fax 847 940-0774


PRIVATE AND CONFIDENTIAL
------------------------

December 27, 1999

The Board of Directors
Renex Corp.
201 Alhambra Circle, Suite 800
Coral Gables, Florida 33134

Members of the Board of Directors:

We understand that Renex Corp., a Florida corporation (the "Company"), National Nephrology Associates, Inc., a Delaware corporation ("NNA"), and RC Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of NNA ("Subsidiary"), propose to enter into an Agreement and Plan of Merger (the "Agreement") providing, upon the terms and subject to the conditions set forth therein, for (i) Subsidiary to commence a tender offer (the "Offer") to purchase all the outstanding shares (the "Shares") of common stock, par value $0.001 per Share, of the Company (the "Company Common Stock") at a purchase price of $10.00 per Share, net to the seller in cash (the "Consideration"), and (ii) the subsequent merger (the "Merger" and, together with the Offer, the "Transaction") of Subsidiary with and into the Company, pursuant to which each outstanding Share not previously tendered, other than Shares owned by NNA, any subsidiary of NNA, the Company, any subsidiary of the Company, or Dissenting Shares (as defined in the Agreement), shall be converted into the right to receive the Consideration.

You have requested our opinion as to the fairness from a financial point of view as of the date hereof of the Consideration to be received by the holders of Company Common Stock pursuant to the Transaction.

In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

         (i)   a draft, dated December 21, 1999, of the Agreement;

         (ii) certain publicly available historical, financial and operating data for the Company including, but not limited to, (a) the Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (b) the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, and
               (c) the Proxy Statement relating to the Annual Meeting of Shareholders held on June 30, 1999;

         (iii) historical stock market prices and trading volumes for the Company Common Stock;

         (iv) certain information relating to the Company, including projected balance sheet, income statement and cash flow data for the 1999, 2000, 2001 and 2002 fiscal years, prepared by the management of the Company;


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The Board of Directors
Renex Corp.
December 27, 1999
Page 2



         (v) publicly available financial, operating and stock market data concerning certain companies engaged in businesses that we deemed comparable to the Company or otherwise relevant to our inquiry;

         (vi) the financial terms of certain recent transactions that we deemed relevant to our inquiry; and

         (vii) such other financial studies, analyses and investigations that we deemed relevant to our inquiry.

We have assumed, with your consent, that the draft of the Agreement we reviewed will conform in all material respects to the Agreement when in final form.

We have met with the senior management of the Company to discuss (i) the past and current operating and financial condition of the Company, (ii) the prospects for the Company, (iii) their estimates of the Company's future financial performance, and (iv) such other matters we deemed relevant.

In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company nor have any such valuations or appraisals been provided to us. With respect to certain financial forecasts provided to us by the Company, we have assumed that such information (and the assumptions and bases therefor) has been reasonably prepared and represents the Company's best currently available estimate as to the future financial performance of the Company and that the Company will perform in accordance with such projections. We assume no responsibility for and express no view as to such forecasts or the assumptions under which they were prepared. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof.

In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or part of the Company.

Our opinion does not address nor should it be construed to address the relative merits of the Transaction or alternative business strategies that may be available to the Company.

As you know, we have been retained by the Board of Directors of the Company to render this opinion and to serve as the Company's financial advisor in connection with the Transaction and will receive a fee from the Company for such services, a portion of which fee is contingent upon consummation of the Transaction. In the ordinary course of business we may actively trade the Shares of Company Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are for the use and benefit of the Board of Directors of the Company. This opinion does not constitute a recommendation to the shareholders of the Company as to whether such shareholders should tender their Shares in the Offer or how such shareholders should vote in connection with the Merger or as to any other action such shareholders should take regarding the Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent;





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The Board of Directors
Renex Corp.
December 27, 1999
Page 3



except that the Company may include this opinion in its entirety in any materials relating to the Offer or Merger sent to the Company's shareholders and filed with the Securities and Exchange Commission.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock pursuant to the Transaction is fair from a financial point of view.

                                      Very truly yours,


                                      PRUDENTIAL SECURITIES INCORPORATED


                                      /s/ Shahab Fatheazam
                                      ------------------------------------
                                      Shahab Fatheazam
                                      Managing Director